UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   September 22, 2014

CNS RESPONSE, INC.

(Exact name of Company as specified in its charter)

Delaware	0-26285	87-0419387
(State or other	(Commission File No.)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

85 Enterprise, Suite 410

Aliso Viejo, California 92656

(Address of principal executive offices)

(949) 420-4400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The description of the Note Purchase Agreement (as defined below) is incorporated herein by reference from Item 2.03 hereof.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Starting September 22, 2014, through September 26, 2014, CNS Response, Inc. (the “Company”) entered into a Note Purchase Agreement (the “Note Purchase Agreement”) in connection with a bridge financing, with seven accredited investors, including lead investor RSJ Private Equity uzavreny investicni fond a.s (“RSJ PE”).  Pursuant to the Note Purchase Agreement, the Company issued seven secured convertible promissory notes (each, a “Note”) in the aggregate principal amount of $1.55 million, representing gross proceeds to the Company of $1.55 million. Of this amount, RSJ PE purchased a Note for $750,000. The Notes were also purchased by the following affiliates of the Company or entities under their control: The Tierney Family Trust, of which the Company’s Chairman of the Board, Thomas Tierney, is a trustee, purchased a Note for $200,000; the Company’s Director, John Pappajohn, purchased a Note for $200,000; and Oman Ventures, of which Mark Oman, a greater than 5% shareholder of the Company, is the President, purchased a Note for $200,000.

The Note Purchase Agreement provides for the issuance and sale of Notes in the aggregate principal amount of up to $2.5 million, in one or more closings to occur over a six-month period beginning September 22, 2014. The Note Purchase Agreement also provides that the Company and the holders of the Notes enter into a registration rights agreement covering the registration of the resale of the shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) underlying the Notes.

The Notes mature on March 21, 2016, which is eighteen months from the date of first issuance (subject to earlier conversion or prepayment), earn interest at a rate of 5% per annum with interest payable at maturity, are convertible into shares of Common Stock (i) automatically upon the closing of a qualified offering of no less than $5 million at a conversion price equal to the lesser of $0.25 or 70% of the lowest cost of Common Stock offered by the Company, but in no event less than $0.10 per share or (ii) voluntarily within 15 days of maturity at the lesser of a conversion price equal to $0.25 or the lowest cost of Common Stock offered by the Company, but in no event less than $0.10 per share. No Note may be prepaid without the prior written consent of the holder of such Note. The Notes are secured by a security interest in the Company’s intellectual property, as detailed in a security agreement. Upon a change of control of the Company, the holder of a Note will have the option to have the Note repaid with a premium equal to 50% of the outstanding principal.

The foregoing descriptions of the Note, Note Purchase Agreement, Note security agreement and registration rights agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the documents.

Item 3.02	Unregistered Sales of Equity Securities.

The description of the Notes is incorporated herein by reference from Item 2.03 hereof.

The Notes were issued by the Company under the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder, as they were issued to accredited investors, without a view to distribution, and were not issued through any general solicitation or advertisement.

SIGNATURE

Pursuant to the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNS RESPONSE, INC.

	By:	/s/ Paul Buck
September 26, 2014	Name:	Paul Buck
	Title:	Chief Financial Officer